================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STAEMENTS FILED PURSUANT TO RULES 13d-1 (b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 5 )*


                             Netsolve, Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64115J106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]  Rule 13d-1(b)
               [ ]  Rule 13d-1(c)
               [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

Item 1(a).      Name of Issuer: NetSolve, Incorporated.
                --------------

Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                9500 Amberglen Boulevard, Austin, Texas 78729

Item 2(a).      Names of Persons Filing:
                -----------------------
                New Enterprise Associates IV, Limited Partnership ("NEA IV") and Spectra Enterprise Associates, Limited Partnership ("Spectra" and together with NEA IV, the "Funds"); NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, and NEA Spectra Partners, Limited Partnership ("Spectra Partners" and together with NEA Partners IV, the "GPLPs"), which is the sole general partner of Spectra; and Cornelius C. Bond, Jr. ("Bond"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). Bond, Kramlich and Newhall are individual general partners of each GPLP. Dorman and McConnell are individual general partners of NEA Partners
                IV. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).      Address of Principal Business Office or, if None, Residence:
                -----------------------------------------------------------
                The address of the principal business office of NEA IV, NEA Partners IV, Spectra, Spectra Partners, Bond, Dorman and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c).      Citizenship:
                -----------
                Each of NEA IV, Spectra, NEA Partners IV, and Spectra Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners, Bond, Dorman, Kramlich, McConnell, and Newhall is a United States citizen.

Item 2(d).      Title of Class of Securities:
                ----------------------------
                Common Stock, $.01 par value ("Common Stock").

Item 2(e).      CUSIP Number: 64115J106.
                ------------

Item 4.         Ownership. Not applicable.
                ---------

Item 5.         Ownership of Five Percent or Less of a Class.
                --------------------------------------------
                Each Reporting Person has ceased to own beneficially more than five percent (5%) of the outstanding Common Stock of NetSolve, Incorporated.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ---------------------------------------------------------------
                Not applicable.

Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company.
                -------
                Not applicable.

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------
                Not applicable.

Item 9.         Notice of Dissolution of Group.
                ------------------------------
                Not applicable.

Item 10.        Certification.
                -------------
                Not applicable.

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 11, 2005


NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP

By:  NEA PARTNERS IV, LIMITED PARTNERSHIP


     By:              *
         ------------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS IV, LIMITED PARTNERSHIP


By:              *
    ------------------------------
    Charles W. Newhall III
    General Partner


SPECTRA ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

     By: NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP


By:              *
    ------------------------------
    Charles W. Newhall III
    General Partner


NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP


By:             *
    ------------------------------
    Charles W. Newhall III
    General Partner


                 **
---------------------------------------
Cornelius C. Bond, Jr.

                 *
---------------------------------------
Nancy L. Dorman


                 *
---------------------------------------
C. Richard Kramlich


                 *
---------------------------------------
Thomas C. McConnell


                 *
---------------------------------------
Charles W. Newhall III





                                 *By: /s/ Louis S. Citron
                                      -----------------------------------
                                      Louis S. Citron as Attorney-in-Fact

                                **By: /s/ Charles W. Newhall III
                                      -----------------------------------
                                      Charles W. Newhall III as Attorney-in-Fact

--------------------------------------------------------------------------------

*This Schedule 13G was executed by Louis S. Citron on behalf of each reporting person other than Cornelius C. Bond, Jr. pursuant to a Power of Attorney filed with the Securities and Exchange Commission on December 31, 2003 in connection with a Schedule 13G for Myogen, Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 2.

**This Schedule 13G was executed by Charles W. Newhall III on behalf of Cornelius C. Bond, Jr. pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 3.

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of NetSolve, Incorporated.

        EXECUTED as a sealed instrument this 11th day of February, 2005.


NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP

     By:  NEA PARTNERS IV, LIMITED PARTNERSHIP


     By:               *
         ------------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS IV, LIMITED PARTNERSHIP


By:               *
   -------------------------------
   Charles W. Newhall III
   General Partner


SPECTRA ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

     By:  NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP


     By:               *
         ------------------------------
         Charles W. Newhall III
         General Partner


NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP


By:               *
    ------------------------------
    Charles W. Newhall III
    General Partner

                 **
---------------------------------------
Cornelius C. Bond, Jr.


                 *
---------------------------------------
Nancy L. Dorman


                 *
---------------------------------------
C. Richard Kramlich


                 *
---------------------------------------
Thomas C. McConnell


                 *
---------------------------------------
Charles W. Newhall III



                                 *By: /s/ Louis S. Citron
                                      -----------------------------------
                                      Louis S. Citron as Attorney-in-Fact

                                **By: /s/ Charles W. Newhall III
                                      -----------------------------------
                                      Charles W. Newhall III as Attorney-in-Fact
--------------------------------------------------------------------------------

*This Schedule 13G was executed by Louis S. Citron on behalf of each reporting person other than Cornelius C. Bond, Jr. pursuant to a Power of Attorney filed with the Securities and Exchange Commission on December 31, 2003 in connection with a Schedule 13G for Myogen, Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 2.

**This Schedule 13G was executed by Charles W. Newhall III on behalf of Cornelius C. Bond, Jr. pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 3.

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.


                                       /s/ Stewart Alsop II
                                       -----------------------------------------
                                       Stewart Alsop II


                                       /s/ Peter J. Barris
                                       -----------------------------------------
                                       Peter J. Barris


                                       /s/ Robert T. Coneybeer
                                       -----------------------------------------
                                       Robert T. Coneybeer


                                       /s/ Nancy L. Dorman
                                       -----------------------------------------
                                       Nancy L. Dorman


                                       /s/ Ronald Kase
                                       -----------------------------------------
                                       Ronald Kase


                                       /s/ C. Richard Kramlich
                                       -----------------------------------------
                                       C. Richard Kramlich


                                       /s/ Arthur J. Marks
                                       -----------------------------------------
                                       Arthur J. Marks

                                       /s/ Thomas C. McConnell
                                       -----------------------------------------
                                       Thomas C. McConnell


                                       /s/ Peter T. Morris
                                       -----------------------------------------
                                       Peter T. Morris


                                       /s/ John M. Nehra
                                       -----------------------------------------
                                       John M. Nehra


                                       /s/ Charles W. Newhall
                                       -----------------------------------------
                                       Charles W. Newhall III


                                       /s/ Mark W. Perry
                                       -----------------------------------------
                                       Mark W. Perry


                                       /s/ Scott D. Sandell
                                       -----------------------------------------
                                       Scott D. Sandell

                                                                       Exhibit 3
                                                                       ---------

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                       /s/ Raymond L. Bank
                                       -----------------------------------------
                                       Raymond L. Bank


                                       /s/ Thomas R. Baruch
                                       -----------------------------------------
                                       Thomas R. Baruch


                                       /s/ Cornelius C. Bond, Jr.
                                       -----------------------------------------
                                       Cornelius C. Bond, Jr.


                                       /s/ Frank A. Bonsal, Jr.
                                       -----------------------------------------
                                       Frank A. Bonsal, Jr.


                                       /s/ James A. Cole
                                       -----------------------------------------
                                       James A. Cole

                                       /s/ Nancy L. Dorman
                                       -----------------------------------------
                                       Nancy L. Dorman


                                       /s/ Neal M. Douglas
                                       -----------------------------------------
                                       Neal M. Douglas


                                       /s/ John W. Glynn, Jr.
                                       -----------------------------------------
                                       John W. Glynn, Jr.


                                       /s/ Curran W. Harvey
                                       -----------------------------------------
                                       Curran W. Harvey


                                       /s/ Ronald Kase
                                       -----------------------------------------
                                       Ronald Kase


                                       /s/ C. Richard Kramlich
                                       -----------------------------------------
                                       C. Richard Kramlich


                                       /s/ Robert F. Kuhling
                                       -----------------------------------------
                                       Robert F. Kuhling


                                       /s/ Arthur J. Marks
                                       -----------------------------------------
                                       Arthur J. Marks


                                       /s/ Thomas C. McConnell
                                       -----------------------------------------
                                       Thomas C. McConnell


                                       /s/ Donald L. Murfin
                                       -----------------------------------------
                                       Donald L. Murfin


                                       /s/ H. Leland Murphy
                                       -----------------------------------------
                                       H. Leland Murphy

                                       /s/ John M. Nehra
                                       -----------------------------------------
                                       John M. Nehra


                                       /s/ Charles W. Newhall III
                                       -----------------------------------------
                                       Charles W. Newhall III


                                       /s/ Terry L. Opdendyk
                                       -----------------------------------------
                                       Terry L. Opdendyk


                                       /s/ Barbara J. Perrier
                                       -----------------------------------------
                                       Barbara J. Perrier


                                       /s/ C. Vincent Prothro
                                       -----------------------------------------
                                       C. Vincent Prothro


                                       /s/ C. Woodrow Rea, Jr.
                                       -----------------------------------------
                                       C. Woodrow Rea, Jr.


                                       /s/ Howard D. Wolfe, Jr.
                                       -----------------------------------------
                                       Howard D. Wolfe, Jr.


                                       /s/ Nora M. Zietz
                                       -----------------------------------------
                                       Nora M. Zietz